Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

PGI to Amend Historical Financial Results to Reflect Newly Identified Potential Tax Liability

•                  PGI to consult with IRS on application of highly specialized  “personal holding company” (PHC) tax rules

•                  Tax-related adjustment does not impact historically reported cash flow or the financial covenant calculations under its credit facility

•                  PGI’s review of strategic alternatives continues

•                  Second quarter 2010 results expected to be reported as originally scheduled in mid-August

For Immediate Release

Wednesday, July 21, 2010

Charlotte, N.C. — Polymer Group, Inc. (PGI) (OTC Bulletin Board: POLGA/POLGB) today announced that, as part of its ongoing due diligence process related to the previously announced evaluation of strategic alternatives, it has determined that a tax liability associated with uncertain tax positions should have been recorded in reported results of operations for each quarterly and annual reporting period from the first quarter of 2007 to the first quarter of 2010 in accordance with the provisions set forth in Financial Accounting Standards Board Accounting Standards Codification (ASC) 740 — Income Taxes.

The Internal Revenue Code of 1986, as amended (IRC), contains highly specialized provisions relating to circumstances under which a company may be designated as a “personal holding company” (PHC).  The PHC rules are commonly understood by tax professionals to be focused on penalizing individuals who use holding companies to hold personal investments when the individual tax rates exceed corporate tax rates, and are therefore not typically applicable to public companies, such as PGI, whose primary source of income is from operating activities.  The Company has historically relied upon multiple third party tax professionals to assist in the preparation of its income tax filings and to advise on the Company’s tax structures.  In response to inquiries from additional third parties involved in exploring strategic alternatives with the company, an evaluation of the relevant IRC sections pertaining to the company’s intercompany loans and intellectual property agreements, and requested ownership information received from its majority stockholders, the company has determined it may have met certain requirements outlined in Section 542 of the IRC and earned income that may be classified as undistributed PHC income as defined in Section 545 of the IRC.

PGI’s chief executive officer, Veronica (Ronee) M. Hagen, stated, “This issue is limited to potential tax liability for past periods and does not adversely reflect on the company’s strong operations or the fundamentals of our business.  We are pleased with the strong underlying trends that are continuing in our business, and the leadership we are demonstrating in our markets.”

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The company has evaluated various tax settlement positions associated with the issue and determined that an aggregate tax liability of approximately $24 million to $25 million should be recognized for fiscal years 2007, 2008, and 2009. The predominant amount of the liability will be reflected in fiscal 2007 as an adjustment to retained earnings and noncurrent liabilities on the balance sheet, with subsequent income statement adjustments to be made to reflect interest on the prior period amounts and nominal PHC liability after that time.  Despite the contingent liability being recognized in the financial statements, the company believes the PHC rules were not intended to apply to its situation and intends to seek a ruling from the Internal Revenue Service (the “IRS”).  However, the company cannot be certain of the outcome of discussions with the IRS, and the amount of any taxes, interest or penalties that may be required to be paid, until a determination or ruling is received.  Regardless of the outcome of discussions with the IRS regarding past periods, the company expects to take steps to fully mitigate any on-going exposure for future periods.

“We are working diligently and proactively to resolve this highly complex tax matter.  We do not believe this issue will affect our ability to execute on our growth plans or materially impact the company’s overall financial condition,” said Dennis E. Norman, executive vice president and chief financial officer.

The company intends to restate its financial statements for fiscal years 2007, 2008 and 2009 by filing with the Securities and Exchange Commission by mid-August an amended Annual Report on Form 10-K for fiscal year 2009 and an amended Quarterly Report on Form 10-Q for the quarter ended April 3, 2010. The company anticipates reporting its results for the second quarter of 2010 at that time consistent with its usual reporting calendar.

The PHC issue was identified as part of the company’s process to review strategic alternatives, which has had an impact on the timing of that review. That process, however, is ongoing and the company has not set a definitive timetable for completion of its evaluation.  There can be no assurances that the process will result in any transaction being announced or being completed.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 14 manufacturing and converting facilities in 9 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: the outcome of settlement discussions with the Internal Revenue Service regarding the final amount of the potential tax liabilities and payments discussed herein, general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; inability to meet existing debt covenants or obtain necessary waivers; achievement of objectives for strategic acquisitions and dispositions; inability to achieve successful or timely start-up on new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations, including climate change-related legislation and regulation. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman

Chief Financial Officer

(704) 697-5186

normand@pginw.com